Exhibit 99.1

FOR IMMEDIATE RELEASE
	Contact:	Ralph Finkenbrink	NASDAQ: NICK
		Sr. Vice President, CFO	Web site: www.nicholasfinancial.com
Nicholas Financial, Inc. Corporate Headquarters 2454 McMullen-Booth Rd. Building C, Suite 501 Clearwater, FL 33759		Ph # - 727-726-0763

Nicholas Financial Announces Bank Credit Line Increase,

Extension and Interest Rate Reduction

November 14, 2007- Clearwater, Florida., - Nicholas Financial, Inc. (Nasdaq, NICK), announced that the Company has executed an amendment to its Bank Credit Line that increases the size of the Credit Line from $110 million to $115 million, reduces the interest rate by 12.5 basis points and extends the maturity date to November 30, 2010. All other terms and conditions of the Company’s Credit Line remain in effect.

According to Ralph T. Finkenbrink, SVP and CFO, “We are extremely pleased that our consortium of bank lenders has agreed to increase our Credit Line, extend the maturity date and reduce the rate of interest. The Credit Line increase will allow us to continue our expansion strategy during the next few years. The Company is very proud to continue its lending relationship with Bank of America which began in March of 1993 and also includes Capital One, First Horizon Bank, and Bank of Scotland as participating banks.”

Founded in 1985, with assets of $182,171,000 as of September 30, 2007, Nicholas Financial, Inc. is one of the largest publicly traded specialty consumer finance companies based in the Southeast. The Company presently operates out of 46 branch locations in both the Southeast and the Mid-West States. The Company has approximately 10,050,000 shares of common stock outstanding. For an index of Nicholas Financial Inc.’s news releases or to obtain a specific release, visit our web site at www.nicholasfinancial.com.

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